Exhibit 99.1

Nash Finch Completes Acquisition of Three GSC Distribution Centers
Serving Military Commissaries and Exchanges
MINNEAPOLIS (February 02, 2009) — Nash Finch Company (Nasdaq: NAFC), a leading national food distributor, today announced completion of its previously announced acquisition of certain assets from GSC Enterprises, Inc., a food distributor headquartered in Sulphur Springs, Texas. As a result of the transaction, Nash Finch Company will now operate three former GSC distribution centers, located in Pensacola, Fla., Junction City, Kan., and San Antonio, Texas, each of which services military commissaries and exchanges.
“We are pleased to announce the closing of this acquisition and are excited to add these additional facilities to our company and welcome new employees to the Nash Finch family,” said Alec Covington, President and CEO of Nash Finch. “This acquisition extends our commitment to serving the U.S. military and bolsters our ability to serve our existing customers. In addition, it will support our efforts to attract new military customers in the Southern and Midwest regions of the United States by establishing a much broader logistics network.”
“I am also delighted to announce that Edward Brunot, Senior Vice President, Military of Nash Finch will take on an additional role, that of President and Chief Operating Officer of MDV, based in Norfolk, Virginia. In this new role, Mr. Brunot will assume full operating responsibility for the existing MDV operations as well as the newly acquired GSC distribution centers. Mr. Brunot has led MDV since he joined Nash Finch in 2006. Mr. Brunot’s extensive industry experience includes three years at AmeriCold Logistics, where he served as Senior Vice President, Operations. He also served as a Captain in the United States Army and is a graduate of the United States Military Academy, West Point.”
About GSC Enterprises, Inc.
GSC Enterprises, Inc. is one of the largest wholesale convenience store distributors in America, serving more than 4,500 independently-owned convenience stores, supermarkets, wholesale houses, discount centers and other retailers. GSC also has a financial services division located in Sulphur Springs, Texas that provides money orders, in-person bill pay and other financial services throughout twenty seven states. GSC is headquartered in Sulphur Springs, Texas, with its convenience store distribution center also located in Sulphur Springs. The convenience store distribution center of GSC carries over 12,000 items available in case or single packs, including dairy, meat, deli, and a complete line of store supplies.
About Nash Finch Company
Nash Finch Company (“the Company”) is a Fortune 1000 company and one of the leading food distribution companies in the United States. Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 31 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt. The Company also owns and operates a base of retail stores, primarily supermarkets under the, Econofoods®, Family Thrift Center® AVANZA®, Sun Mart®, and Family Fresh Market® trade names. Further information is available on the Company’s website, www.nashfinch.com.
Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to trends and events that may affect our future financial position and operating results. Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements. For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, “ “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements. Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. The Company cannot guarantee that the acquisition will close or that the Company will realize anticipated operational efficiencies following the acquisition. The current state of the credit markets may increase the cost of financing the transaction. Important factors known to us that could cause or contribute to material differences include, but are not limited to the following:
•	the effect of competition on our distribution, military and retail businesses;

•	general sensitivity to economic conditions, including volatility in energy prices, food commodities and changes in market interest rates;

•	our ability to identify and execute plans to expand our food distribution, military and retail operations;

•	possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•	our ability to identify and execute plans to improve the competitive position of our retail operations;

•	the success or failure of strategic plans, new business ventures or initiatives;

•	changes in consumer buying and spending patterns;

•	risks entailed by current or future acquisitions, including the ability to successfully integrate acquired operations and retain the customers of those operations;

•	changes in credit risk from financial accommodations extended to new or existing customers;

•	significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•	limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•	legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes, such as adverse determinations or developments with respect to the litigation or Securities and Exchange Commission (“SEC”) inquiry discussed in Part I, Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007 and Forms 10-Q filed with the SEC;

•	technology failures that may have a material adverse effect on our business;

•	severe weather and natural disasters that may impact our supply chain;

•	changes in health care, pension and wage costs and labor relations issues;

•	threats or potential threats to security or food safety; and

•	unanticipated problems with product procurement.
A more detailed discussion of many of these factors, as well as other factors, that could affect the Company’s results is contained in the Company’s periodic reports filed with the SEC, including

Part I, Item 1A, “Risk Factors,” of our Annual Report on Form 10-K for the fiscal year ended December 29, 2007. You should carefully consider each of these factors and all of the other information in this report. We believe that all forward-looking statements are based upon reasonable assumptions when made. However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the SEC.
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Contact:
Nash Finch Company
Robert Dimond, 952-844-1060